INTERNATIONAL PAPER COMPANY
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)
                    (In millions, except per-share amounts)

                                                Three Months
                                                   Ended
                                                 March 31,
                                            --------------------
                                              1998        1997
                                            --------    --------
Net earnings                                $     75    $     34
Reduction in minority interest expense,
  net of taxes, assuming conversion of
  preferred securities of subsidiary
  trust
                                            --------    --------
Net earnings - assuming dilution            $     75    $     34
                                            ========    ========

Average common shares outstanding              302.3       300.6

Shares assumed to be repurchased using
  long-term incentive plan deferred
  compensation at average
  market price                                  (0.9)       (0.9)

Shares assumed to be issued upon exercise
  of stock options, net of treasury
  buyback at average market price                1.8         1.2

Shares assumed to be issued upon
  conversion of preferred securities
  of subsidiary trust
                                            --------    --------
Average common shares outstanding -
  assuming dilution                            303.2       300.9
                                            ========    ========

Earnings per common share                   $    .25    $    .11
                                            ========    ========

Earnings per common share - assuming
   dilution                                 $    .25    $    .11
                                            ========    ========

Note: If an amount does not appear in the above table, the security was antidilutive for the period presented.